SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM S-8

Registration Statement Under The Securities Act of 1933

                        BUFFALO CAPITAL V, LTD.
(Exact name of registrant as specified in its charter)


COLORADO                               84-1434324
(State or other jurisdiction          (I.R.S. Employer
of incorporation or                   Identification No.)
organization)

7331 S. Meadow Court
Boulder, Colorado                          80301
(Address of principal executive offices)     (Zip Code)

             Mark DiSalvo Consultation Services Agreement
                        (Full name of the plan)

Gary S. Joiner, 4750 Table Mesa Drive,
Boulder, CO  80303
(Name and address of agent for service)

(303)494-3000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered:  Common Stock
Amount to be registered:   115,000 shares
Proposed maximum offering price per share:  $0.10
Proposed maximum aggregate offering price:  $11,500.00

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

       The information required by Part I is included in documents sent or given to participants in the Mark DiSalvo Consultation Services Agreement pursuant to Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents heretofore filed with the Commission by the Registrant (File No. 0-23867) are incorporated by reference in this registration statement:

(a) The Registration Statement on Form 10-SB filed on March 4, 1998, pursuant to Section 12(g) of the Securities Exchange Act which became effective on May 4, 1998 pursuant to Section 12(g)(1)(B) of the Securities Exchange Act of 1934.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since May 4, 1998.

(c)  The description of the Registrant's Common Stock contained in Item
8 of Part I of the Registrant's Registration Statement on Form 10-SB filed on March 4, 1998, and in Article Third of the Registrant's Articles of Incorporation filed as an exhibit to the Registration Statement on Form 10-SB.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

       The validity of the shares of Common Stock to be issued pursuant to this registration statement will be passed upon by Frascona, Joiner and Goodman, P.C. Frascona, Joiner and Goodman, P.C., is legal counsel for the Company and Gary S. Joiner who is a shareholder of Frascona, Joiner and Goodman, P.C., is also a shareholder of the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Article 109 of the Colorado Business Corporation Act: (i) gives Colorado corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys fees) judgments, fines and other amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits, or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; (ii) gives an officer or director who successfully defends an action the right to be so indemnified; and (iii) permits a corporation to buy directors' and officers' liability insurance.

       As permitted by Colorado law, the Registrant's Articles of In-corporation provide that the Registrant will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. The Registrant's Articles of Incorporation also exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts which constitute improper distributions to shareholders in violation of
Section 7-106-401 of the Colorado Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

       Not Applicable.

ITEM 8.  EXHIBITS.

       The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

1. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on June 3, 1998.

BUFFALO CAPITAL V, LTD.
(Registrant)

/s/______________________________________
Grant Peck, President
(Signature and Title)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/_____________________________________
Grant Peck, President, Director, Principal Executive Officer
(Signature and Title)
June 3, 1998


/s/_____________________________________
Dean F. Sessions, Officer, Director
(Signature and Title)
June 3, 1998

EXHIBIT INDEX

Exhibit        Description
Number
5.1            Opinion of Frascona, Joiner & Goodman, P.C.
23.1           Consent of Frascona, Joiner & Goodman, P.C.
23.2           Consent of Comiskey & Co.
27             Financial Data Schedule
               (Incorporated by reference from Exhibit 27 to
               Registration Statement on Form 10-SB filed
               on March 4, 1998.)
99             Consulting Services Agreement

EXHIBIT 5.1 - OPINION REGARDING LEGALITY

June 3, 1998
Board of Directors

Buffalo Capital V, Ltd.
7331 S. Meadow Court
Boulder, Colorado 80301

       Re:     Compensation Plan
               Registration Statement on Form S-8

Gentlemen:

       We have acted as counsel to Buffalo Capital V, Ltd., a Colorado corporation (the "Company"), in connection with the filing of the Company's registration statement on Form S-8 with the Securities and Exchange Commission on or about February 6, 1998 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of 115,000 shares of common stock (the "Shares") pursuant to the Company's Mark DiSalvo Consultation Services Agreement (the "Plan").

       We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

       For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

       We are of the opinion that when the Registration Statement shall have become effective and the Shares shall have been issued on the terms contemplated by the Plan, the Shares will be legally issued, fully paid and non-assessable.

       This opinion shall be limited to the laws of the State of Colorado and the federal laws of the United States of America.

       We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Frascona, Joiner & Goodman, P.C.
By: /s/ Gary S. Joiner

EXHIBIT 23.1 - CONSENT OF COUNSEL

June 3, 1998
Board of Directors
Buffalo Capital V, Ltd.
7331 S. Meadow Court
Boulder, Colorado 80301

Dear Gentlemen:

              We hereby consent to being named in the Registration Statement as the attorneys who will pass upon legal matters in connection with the sale of the shares referred to therein, and to the filing of our opinion as an Exhibit to the Registration Statement.

Frascona, Joiner & Goodman, P.C.
By: /s/ Gary S. Joiner

EXHIBIT 23.2 - CONSENT OF ACCOUNTANTS


Board of Directors
BUFFALO CAPITAL V, LTD.
7331 S. Meadow Court
Boulder, Colorado 80301

Gentlemen:

       We consent to the incorporation by reference in this Form S-8 of our report dated February 28, 1998, on the financial statements of Buffalo Capital V, Ltd., and to references to our firm as experts in accounting and auditing.

/s/ Comiskey & Co.
June 3, 1998
EXHIBIT 99 - CONSULTING SERVICES AGREEMENT

       THIS AGREEMENT is made and entered into as of the 1st day of June, 1998, by and between Mark DiSalvo (hereinafter referred to as "Consultant"), and Buffalo Capital V, Ltd., a Colorado corporation (hereinafter referred to as the "Company").

                               RECITALS

       WHEREAS, Consultant has rendered valuable consulting services to the Company during the period from the date of incorporation through the date hereof; and

       WHEREAS, the parties desire to memorialize the services of the Consultant and to compensate the Consultant for such services.

       NOW THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants and promises hereinafter set forth, it is agreed as follows:

       1.      Purpose.      The Company hereby recognizes and agrees
that the Consultant has rendered consulting services and advice to the Company on various matter relating to implementation of its business plan, including investigation and analysis of prospective business acquisition opportunities and procedures for initiation of a public market for the Company's shares.

       2.      Compensation.        In consideration of the consulting
services rendered by the Consultant to the Company, the Company hereby agrees to issue 115,000 shares of its common stock to the Consultant (the "Shares"). The Shares shall be valued on the books of the Company at a price of $0.10 per share. By execution of this Agreement, Consultant acknowledges that the Shares are in full payment for the services rendered.

       3. Registration. The Company hereby agrees to issue the Shares pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission.

       4.      Independent Contractor Status.     The Consultant has
performed the services described herein as an independent contractor and not as an employee of the Company.

       5.      Miscellaneous.

       (a) This Agreement constitutes the entire agreement and understanding between the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties, with respect to the matters set forth herein.

       (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent postage prepaid by registered mail, return receipt requested.

       (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

       (d) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

       (e) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

       (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.


       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


COMPANY
BUFFALO CAPITAL V, LTD.


BY:/s/Grant W. Peck
President

CONSULTANT

/s/
Mark DiSalvo